Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into effective as of July 6, 2016 (the “Effective Date”), by and between Medizone International, Inc., a Nevada corporation (the “Company”), and Dr. Jill Marshall (“Executive”).
RECITALS
A. The Executive is currently employed by the Company as its Director of Operations.
B. The Company has executed a promissory note to Executive in the aggregate principal amount of Four Hundred Forty One Thousand Five Hundred Eighty Three Dollars ($441,583.00) attached hereto as Exhibit A (the “Promissory Note”), which represents accrued and unpaid wages due to Executive.
C. The Company and the Executive desire to enter into this Agreement to establish the terms of the Executive’s employment and the payment of the Promissory Note to Executive on the terms and conditions more fully described and set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
1. Employment and Duties.
(a) During the Employment Term (as defined below), the Company shall employ the Executive as its Director of Operations.  The Executive agrees that she will perform all duties that are reasonable and customary of a chief executive officer of a public reporting company and such other lawful duties as assigned to him by the Company and the Board of Directors of the Company (the “Board”).  The Executive agrees that she will devote sufficient attention, time, and effort to the business and affairs of the Company and its Affiliates.
(b) The Executive will perform her duties diligently and competently and shall act in conformity with all Company policies, and within the limits, budgets and business plans set by the Company.  The Executive will at all times comply with all applicable laws pertaining to the performance of this Agreement, and strictly adhere to and obey all of the rules, regulations, policies, codes of conduct, procedures and instructions in effect from time to time relating to the conduct of executives of the Company.  The Executive shall not engage in consulting work or any trade or business for her own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of her duties hereunder in any material way during the Employment Term.

(c) For purposes of this Agreement, the term “Affiliates” includes any corporation, company or other entity whose outstanding shares or securities are, now or hereafter, owned or controlled, directly or indirectly, by the Company and any partnership, joint venture, unincorporated association or limited liability company in which the Company has a direct or indirect ownership interest, or which are under common ownership or control with the Company.
2. Employment Term.  The parties agree that the Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, subject to the terms of Section 6, below.  The Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of her employment with the Company.  The period of the Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
3. Base Salary.  For all services rendered by the Executive and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay the Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual base salary of Eighty Two Thousand Dollars ($82,000), less applicable withholdings (the “Base Salary”).  Such Base Salary shall be reviewed from time-to-time but not less than annually by the Board, which shall make recommendations to adjust the Base Salary, if necessary, based upon appropriate applicable performance metrics.
4. Benefits.
(a) Vacation.  Executive will accrue paid vacation in accordance with the Company’s vacation policy for senior executive officers.  In the event of termination for any reason, the Company shall pay Executive for all accrued but unearned vacation time.
(b) Supplemental Health Insurance. During the Employment Term, the Company shall pay all costs and expenses relating to Executive’s supplemental health insurance provided through Health Net, Inc.
5. Business Expenses.  During the Employment Term, the Company will reimburse Executive for reasonable expenses incurred by Executive related to the performance of Executive’s duties under this Agreement.  Such expenses will be paid to Executive in accordance with the Company’s policies with respect to documentation and reimbursement of such expenses.  In agreeing to reimburse these expenses, the Company is not providing Executive any tax advice.  To the extent any taxes are owed by Executive concerning any such expenses pursuant to applicable law, Executive agrees to pay all such taxes and to indemnify and hold harmless the Company from any claim, demand, penalty, fine, damages, costs, fees or assessment arising from a failure to pay such taxes to the maximum extent allowed by law.
6. Termination of Employment.
(a) The Employment Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that,

unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of Executive’s employment. Upon termination of Executive’s employment during the Employment Term, Executive shall receive (i) all Base Salary accrued and unpaid as of the date of termination; (ii) any unreimbursed business expenses incurred by Executive on the Company’s behalf; (iii) any unpaid accrued vacation; and (iv) any other amounts required to be paid under any benefit plan or program in which Executive participates or any other amounts mandated by law.
(b) Reduction or Non-Payment of Executive’s Base Salary due to Executive’s Disability. If the Company reduces the amount of Executive’s Base Salary or does not pay Executive’s Base Salary pursuant to the Company’s regular payroll practices due to Executive’s Disability (as defined below), the Promissory Note shall become due and payable according to the terms and conditions set forth therein.  “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of her job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.  Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement and the Promissory Note.
(c) Return of Property.  Executive agrees that all property (including without limitation, all equipment, tangible proprietary information, documents, spreadsheets, records, notes, contracts and computer-generated materials, furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment. The parties acknowledge that Executive may use personal property such as laptops, computers, cell phones, printers, etc.) in the performance of her duties hereunder. To the extent Executive uses her personal property as described, Company acknowledges that such property is the personal property of Executive and Company asserts no ownership interest in or claim to such property.  Upon termination of this Agreement and Executive’s employment hereunder, Executive shall retain her personal property; provided, however, that all Company property described in this paragraph that may be contained on such laptops, computers, cell phones, etc., shall be removed from all such devices.
7. Confidential Information.  Executive acknowledges that because of the Executive’s position with the Company, Executive will have access to Confidential Information (as defined below) of the Company.  Accordingly, Executive hereby agrees that, during her employment and at all times thereafter, she will hold the Confidential Information of the Company in strict confidence and will neither use (for himself or any third party) the information nor furnish, make available or disclose it to anyone, except to the extent necessary to carry out her responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company other than Executive.  As used in this Agreement, “Confidential Information”

means any information relating to the business or affairs of the Company and its Affiliates which is of a nature generally considered confidential or proprietary in the industry, including, but not limited to, this Agreement, information relating to financial statements, spreadsheets, operations manuals, systems manuals, customer identities, customer profiles, customer preferences, partner or investor identities, employees, suppliers, project designs, project methods, advertising programs, advertising techniques, target markets, servicing methods, equipment, programs, strategies and information, market analyses, profit margins, past, current or future marketing strategies, or any other proprietary information used by the Company or its Affiliates; provided, however, that Confidential Information shall not include any information which Executive possessed prior to any receipt thereof from the Company, is in the public domain, or which becomes known to the recipient thereof independently from any act on the part of Executive.  Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and that she is under a contractual and common law duty to not disclose the Confidential Information to any third party at any time; provided that Executive may be compelled under applicable law to disclose Confidential Information so long as such disclosure does not exceed the extent of disclosure required by such applicable law.  Executive shall provide written notice of any such order to the Board and an authorized officer of the Company within twenty-four (24) hours of receiving such order compelling the disclosure of Confidential Information, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. Executive acknowledges and agrees that her non-disclosure obligation applies to all Confidential Information of the Company acquired during the course of her employment with the Company, no matter when she obtained knowledge of or access to such Confidential Information.  Executive further acknowledges that the Company would not employ him or provide him with access to its Confidential Information, but for her promises and covenants contained in this Section 7 and elsewhere in this Agreement.
8. Non-Solicitation.
(a) Non-Solicitation.  During the term of Executive’s employment and for eighteen (18) months thereafter (the “Non-Solicitation Period”), Executive shall not directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliate) any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers or (ii) solicit, induce, recruit or encourage any person employed by or otherwise providing services to the Company to terminate her or her employment or services.
(b) Tolling of Covenants.  If it is judicially determined that Executive has violated any of her obligations under this Agreement, then the Non-Solicitation Period will automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.
(c) Executive’s Acknowledgments.  Executive acknowledges that the obligations of the Executive under this Section 8 are reasonable in the context of the nature of the Restricted Business and the competitive injuries likely to be sustained by the Company if the

Executive were to violate such obligations, and are no broader than are necessary to protect the legitimate business interests of the Company.  The Executive further acknowledges that the Company would not have employed the Executive in the absence of this Section 8 and the other covenants and representations and warranties of Executive made herein, which the Executive acknowledges constitutes good, valuable and sufficient consideration.
(d) Specific Performance.  The parties agree (i) that it is impossible to measure in money the damages that will accrue to the Company if the Executive fails to perform her obligations under this Section 8, (ii) that failure by the Executive to perform such obligations may result in irreparable damage to the Company, and (iii) that specific performance of the Executive’s obligations may, therefore, be obtained by suit in equity.  The Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in this Section 8, without the requirement of posting any bond or the necessity of proof of actual damage.  Without limiting the generality of the preceding sentence, the Company shall be entitled to an injunction from any federal or state court located in the City of Las Vegas, State of Nevada restraining the Executive from committing or continuing any violation of this Section 8.  The Executive will not assert as a claim or defense in any action or proceeding to enforce any provision hereof that the Company has or had an adequate remedy at law.
9. Dispute Resolution.  All disputes and controversies arising out of or in connection with this Agreement, the Executive’s employment with the Company, or the transactions contemplated hereby shall be resolved exclusively by the state and federal courts located in City of Las Vegas in the State of Nevada, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgment.
10. WAIVER OF RIGHT TO JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM

OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
11. No Conflicting Agreements.  The Executive hereby represents and warrants to the Company that she is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit the Executive’s ability to perform her obligations under this Agreement, and that her execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreements to which she may be a party, in each case including but not limited to employment agreements, confidentiality agreements, noncompetition agreements, and non-solicitation agreements.  The Executive agrees that she will not use for the benefit of the Company any proprietary information of a third party without such third party’s consent.
12. Binding Effect; Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.
13. Taxes; Withholdings.  All amounts paid under this Agreement (including, without limitation, Base Salary) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.
14. Miscellaneous.
(a) Notice.  All notices or other communications given or made hereunder shall be in writing and shall be deemed duly given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier service, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party’s address set forth on the signature page below, or at such other address as such party may designate by ten (10) days advance written notice to the other parties in accordance with this Section 14(a).
(b) Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provisions of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(c) Entire Agreement; Modification.  This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.  This Agreement shall not be amended, modified or changed except by an instrument in writing signed by the parties hereto.
(d) Authorization, Execution and Delivery.  The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized by all necessary corporate action, including by the Compensation Committee of the Company’s Board, and in accordance with all applicable laws. The Company has duly executed and delivered this Agreement.
(e) Waiver.  A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.
(f) Controlling Law.  This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles, except where preemptive federal law governs.
(g) Voluntary Agreement.  Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.  Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement, with the legal, tax and other advisor and advisors of such party’s choice before executing this Agreement, and have been fully advised as to same. Executive acknowledges that the Company has made no representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.  This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or her participation in the drafting hereof.
(h) Counterparts.  The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.
(i) Warranty of Authority.  The parties hereto, and each and all of them, collectively and individually as to each said party, represent and declare that each of the persons executing this Agreement is and will be empowered and authorized to do so.
[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.
“COMPANY”

MEDIZONE INTERNATIONAL, INC.,
a Nevada corporation

By:  /s/ Boyd G. Evans
Boyd G. Evans, Chief Financial Officer

Address:	4000 Bridgeway, Suite 401
Sausalito, CA 94965
 Attn:  Chief Executive Officer
Phone:  415-331-0303
Fax:

“EXECUTIVE”

         /s/ Jill Marshall NMD
DR. JILL MARSHALL

Address:	PO Box 742 Stinson Beach, CA 94970
Phone:          415-868-0300
Email:            drjillnmd@yahoo.com
Fax:

EXHIBIT A

PROMISSORY NOTE
(attached separately)